Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KALTURA, INC.
The name of the corporation is Kaltura, Inc. (the “Corporation”). The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 31, 2006. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Eighth Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended, integrated and restated to read in its entirety as follows:
FIRST: The name of the Corporation is Kaltura, Inc.
SECOND: The address of the Corporation’s registered office in the State of Delaware is 1313 N. Market Street, Suite 5100, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is PHS Corporate Services, Inc.
THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,020,000,000 shares, consisting of (a) 1,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (b) 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK.
1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.
2.    Voting. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the

Corporation on all matters on which stockholders are entitled to vote generally; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. There shall be no cumulative voting.
Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Dividends may be declared and paid on the Common Stock if, as and when determined by the Board of Directors.
4.    Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, subject to any preferential or other rights of any then outstanding Preferred Stock.
B.    PREFERRED STOCK.
Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided and set forth in the certificate of designations for such series of Preferred Stock.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such powers (including voting powers, full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation.
Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.
SIXTH: In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by law and this Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. In addition to any other vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.
SEVENTH: Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty as a director, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

EIGHTH: This Article EIGHTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.
1.    General Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.    Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time solely by resolution of the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.
3.    Classes of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be, unless otherwise provided by the terms of such preferred stock) shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.
4.    Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall initially serve for a term expiring at the Corporation’s first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”); each director initially assigned to Class II shall initially serve for a term expiring at the Corporation’s second annual meeting of stockholders following the IPO Date; and each director initially assigned to Class III shall initially serve for a term expiring at the Corporation’s third annual meeting of stockholders following the IPO Date; provided further, that each director shall continue in office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.
5.    Removal. Subject to the rights of holders of any series of Preferred Stock and except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to this Certificate of Incorporation, directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

6.    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the expiration of the term of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
7.    Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.
8.    Stockholder Nominations and Introduction of Business, Etc. Subject to the rights of holders of any series of Preferred Stock, advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.
9.    Amendments to Article. In addition to any other vote required by law or this Certificate of Incorporation,, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.
NINTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. In addition to any other vote required by law or this Certificate of Incorporation,, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.
TENTH: Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, or the chief executive officer or president (in the absence of a chief executive officer) of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting. In addition to any other vote required by law or this Certificate of Incorporation,, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.
ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence of this Article ELEVENTH, and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. Notwithstanding the foregoing, this Article ELEVENTH shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

In addition to any other vote required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.
TWELFTH: To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to(i) any director of the Corporation, (ii) any stockholder, officer or other agent of the Corporation, or (iii) any Affiliate (as defined below) of any person or entity identified in the preceding clause (i) or clause (ii), but in all cases, excluding any such person in his or her capacity as a director, officer or other employee of the Corporation or any of its subsidiaries; (b) no stockholder and no director of the Corporation, in each case, that is not an officer or other employee of the Corporation or any of its subsidiaries, will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar line of business in which the Corporation or its subsidiaries from time to time are engaged or propose to engage, or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any stockholder or director, in each case, that is not an officer or other employee of the Corporation or any of its subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for such stockholder or director, as the case may be, or, in each case, any of its Affiliates, on the one hand, and for the Corporation or any of its subsidiaries, on the other hand, such stockholder or director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its subsidiaries, and such stockholder or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Article TWELFTH shall not apply to any potential transaction or business opportunity that is expressly offered to a director, officer or other employee of the Corporation or any of its subsidiaries solely in such person’s capacity as a director, officer or other employee of the Corporation or any of its subsidiaries. As used herein, “Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity.
To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or any of its subsidiaries unless (a) the Corporation or such subsidiary would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (b) the Corporation or such subsidiary has at such time sufficient financial resources to undertake such transaction or opportunity, (c) the Corporation or such subsidiary has an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which the Corporation or such subsidiary is then engaged, or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or any of its subsidiaries or stockholders for beach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types referred to in this Article TWELFTH, except to the extent such actions or omissions are in breach of this Article TWELFTH.
In addition to any other vote required by law or this Certificate of Incorporation,, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH.
THIRTEENTH:       If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the Eighth Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by its duly authorized officer this 23rd day of July, 2021.

KALTURA, INC.

By:	/s/ Ron Yekutiel
Name: Ron Yekutiel
Title: Chief Executive Officer